Exhibit 99.2

RYMAN HOSPITALITY PROPERTIES, INC. ANNOUNCES CLOSING OF UPSIZED COMMON STOCK OFFERING AND FULL EXERCISE OF UNDERWRITERS’ OVER-ALLOTMENT OPTION

NASHVILLE, Tenn. – (June 9, 2023) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) today announced the closing of its previously announced upsized underwritten registered public offering of 4,427,500 shares of its common stock, par value $0.01 per share, at a price to the public of $93.25 per share (the “Offering”). The shares sold in the Offering included 577,500 shares sold following the June 7, 2023 exercise in full of the underwriters’ option to purchase additional shares of common stock, which were delivered at the time of the closing of the Offering. As a result, the Company received aggregate net proceeds from the sale of the common stock of approximately $396 million, after deducting underwriting discounts and commissions and other estimated expenses of the Offering payable by the Company.

BofA Securities, J.P. Morgan, BTIG, Deutsche Bank Securities, Wells Fargo Securities and Morgan Stanley acted as joint book-running managers for the Offering. Credit Agricole CIB, Scotiabank, SMBC Nikko and Raymond James acted as co-managers for the Offering.

The Company expects to contribute the net proceeds of the Offering to RHP Hotel Properties, LP (the “Operating Partnership”). The Operating Partnership subsequently intends to use all of the net proceeds of the Offering to fund a portion of the approximately $800 million purchase price for the previously announced, pending acquisition of the JW Marriott San Antonio Hill Country Resort & Spa located in San Antonio, Texas from BREIT JWM San Antonio LP and BREIT JWM San Antonio TRS LLC (collectively, the “Hill Country Acquisition”) and to pay related fees and expenses. The balance of the purchase price of the Hill Country Acquisition will be funded with a combination of cash on hand and the net proceeds the Operating Partnership and RHP Finance Corporation (collectively, the “Issuers”) receive upon consummation of the Issuers’ recently announced private placement of $400 million aggregate principal amount of senior notes due 2028 (the “Notes”), which the Issuers upsized and priced on June 7, 2023 (the “Private Placement”). The aggregate net proceeds from the Private Placement are expected to be approximately $393 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Subject to customary closing conditions, the Private Placement is expected to close on June 22, 2023. If the Hill Country Acquisition is not consummated, the Company intends to use the net proceeds of the Offering for general corporate purposes, and the Notes will be redeemed in accordance with a special mandatory redemption at a redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest, if any, up to, but excluding, the special mandatory redemption date.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and leading entertainment experiences. RHP’s core holdings, Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; Gaylord National Resort & Convention Center; and Gaylord Rockies Resort & Convention Center, are five of the top ten largest non-gaming convention center hotels in the United States based on total indoor meeting space. Our Hospitality segment is comprised of these convention center resorts operating under the Gaylord Hotels brand, along with two adjacent ancillary hotels, which are managed by Marriott International and represent a combined total of 10,412 rooms and more than 2.8 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. RHP also owns a 70% controlling ownership interest in Opry Entertainment Group (OEG), which is composed of entities owning a growing collection of iconic and emerging country music brands, including the Grand Ole Opry, Ryman Auditorium, WSM 650 AM, Ole Red and Circle, a country lifestyle media network RHP owns in a joint venture with Gray Television, Nashville-area attractions, and Block 21, a mixed-use entertainment, lodging, office and retail complex, including the W Austin Hotel and the ACL Live at Moody Theater, located in downtown Austin, Texas. RHP operates OEG as its Entertainment segment in a taxable REIT subsidiary, and its results are consolidated in the Company’s financial results.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the Hill Country Acquisition, the Private Placement and the anticipated use of the net proceeds of the Offering and the Private Placement. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the Hill Country Acquisition and the Private Placement including, but not limited to, the occurrence of any event, change or other circumstance that could delay the closing of the Hill Country Acquisition or the Private Placement, or result in the termination of the Private Placement or the transaction agreement for the Hill Country Acquisition; and adverse effects on the Company’s common stock because of the failure to complete the Hill Country Acquisition or the Private Placement. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its Quarterly Reports on Form 10-Q and subsequent filings, including the Current Report on Form 8-K filed June 5, 2023. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Executive Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Jennifer Hutcheson, Chief Financial Officer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6320	(929) 266-6315
jhutcheson@rymanhp.com	robert.winters@alpha-ir.com